EXHIBIT 10.45

December 21, 2010

Michelle Felman

c/o Vornado Realty Trust

888 Seventh Avenue

New York, N.Y.  10016

Dear Ms. Felman:

This is to confirm the arrangements that Vornado Realty Trust (“Vornado”) is willing to make with you in connection with your change of responsibilities as of January 1, 2011 and your arrangements with Vornado through the Consulting Period defined below.  The arrangements and benefits set forth herein are contingent on your execution within 30 days of the date hereof, and the effectiveness, of the Waiver and Release being provided to you herewith (the date such Waiver and Release becomes effective, the “Effective Date”).

You will remain employed at Vornado through December 31, 2010, at your current salary rate.  You will receive a cash bonus for 2010 in an amount consistent with the award you received in 2010 for 2009, on the date 2010 cash bonuses are paid to active Vornado executive officers in 2011.  You will also receive a separation payment of $2,000,000, less applicable deductions,  on the later of the date 2010 cash bonuses are paid to active Vornado executive officers in 2011 and the Effective Date, but in no event later than March 15, 2011 (unless the Waiver and Release is not effective as of then, in which event your right to the separation payment will cease).

Beginning January 1, 2011 and continuing through December 31, 2012, unless earlier terminated by you in your discretion (the “Consulting Period”), you will become a consultant to Vornado and you agree to devote such time to rendering those services as Vornado shall reasonably request.  In particular, you will provide assistance in the transition of your responsibilities and duties within the organization.  You will also continue to serve at the discretion of Vornado on the board of directors of other companies in which Vornado has investments, and as an advisor to the investment manager of Vornado Capital Partners L.P.  Vornado will provide you with office space and secretarial services during the Consulting Period.  During the Consulting Period you will be paid at the annual rate of $1,000,000, less applicable deductions, in accordance with the following schedule:  you will receive monthly payments of $83,333, less applicable deductions; provided, however, that the final monthly payment shall be contingent on the effectiveness of the Confirming Waiver and Release as described below.  You will continue to be eligible to participate in Vornado’s medical plans during the Consulting Period, subject to restrictions of general application under the applicable contract.  During the Consulting Period, you may engage in other employment and/or consulting work.  Within 10 business days after the expiration of the Consulting Period, you will be provided with a Waiver and Release identical to the one being provided herewith, except for updating, for review and signature (the “Confirming Waiver and Release”).  Contingent on your execution within 30 days of the date of delivery, and the effectiveness, of the Confirming Waiver and Release, you will receive the final monthly consulting payment attributable to the Consulting Period.  You acknowledge that your consulting relationship with Vornado will end no later than December 31, 2012, and that you have no right to or expectation of any relationship with Vornado or any of its subsidiaries, investees or affiliates subsequent to December 31, 2012.  You and Vornado further acknowledge that for purposes of determining the payment date for any deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, your “separation from service” (within the meaning of Section 409A) is expected to occur on the date that your Consulting Period ends (because we expect you to continue to perform services in excess of 20% of the average amount of services you performed in 2007 to 2009).

Vornado agrees that, in the expectation that you will sign the Waiver and Release and that it will become effective not later than January 31, 2011, (i) all unvested Vornado stock options held by you as of December 31, 2010 will vest as of that date, and will be exercisable in accordance with the applicable exercise periods and other terms and conditions set forth in the applicable option award documentation, and (ii) any Restricted LTIP’s awarded to you and unvested as of December 31, 2010 will vest as of that date and any applicable transfer restrictions associated with Vornado common shares acquired pursuant to such awards will terminate.  Notwithstanding the foregoing, you agree that you will not prior to the Effective Date of the Waiver and Release take any actions to exercise, convert or exchange any of the options or Restricted LTIP’s that have vested in accordance with this paragraph, and in the event that such Waiver and Release is not effective as of January 31, 2011, you agree that all such stock options and Restricted LTIP’s that became vested on December 31, 2010 in accordance with this paragraph shall terminate on January 31, 2011 and that, to the extent that notwithstanding the above you exercise any such options or receive any amounts by virtue of the sale of any options or Restricted LTIP’s (or securities into which such securities are exchangeable or convertible) you will immediately pay to Vornado the profit or proceeds, as the case may be, resulting from such exercise or sale (without reduction for any taxes incurred).

Please confirm by returning to me the enclosed copy of this letter, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

                                                                                                                Very truly yours,

                                                                                                              /s/ Alan J. Rice

                                                                                                              Alan J. Rice

I SO AGREE AND CONFIRM:

/s/ Michelle Felman

Michelle Felman

Dated:  December 22, 2010